Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

LANNETT COMPANY, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 25, 2015

12.0% Senior Notes Due 2023

FIRST SUPPLEMENTAL INDENTURE, dated as of November 25, 2015 (this “Supplemental Indenture”), among Lannett Company, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of November 25, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 9.1(15) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the Series 2015-1 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the Series 2015-1 Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Title of Notes.  There shall be a series of Notes of the Company designated the “12.0% Senior Notes due 2023” (the “Series 2015-1 Notes”).

3.                                      Maturity Date.  The final Stated Maturity of the Series 2015-1 Notes shall be December 15, 2023.

4.                                      Interest and Interest Rates.  Interest on the Outstanding principal amount of Series 2015-1 Notes will accrue at the rate of 12.0% per annum and will be payable semi-annually in arrears on June 15 and December 15 in each year, commencing on June 15, 2016, to holders of record on the immediately preceding June 1 and December 1, respectively (each such June 1 and December 1, a “Regular Record Date”).  Interest on the Series 2015-1 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from November 25, 2015, except that interest on any Additional Series 2015-1 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional Series 2015-1 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional Series 2015-1 Notes (or if the date of issuance of such Additional Series 2015-1 Notes is an Interest Payment Date, from such date of issuance); provided that if any Series 2015-1 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5.                                      No Limitation on Aggregate Principal Amount.  The aggregate principal amount of Series 2015-1 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited.  The aggregate principal amount of the Series 2015-1 Notes shall initially be $250.0 million.  Subject to the terms of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Series 2015-1 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon.  Additional Notes issued in this manner will be consolidated with, and will form a single series with, the Series 2015-1 (any such Additional Notes, “Additional Series 2015-1 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

6.                                      Redemption.

(a)                                 The Notes may be redeemed, in whole but not in part, at any time prior to October 1, 2016 at the option of the Company upon notice as described in Section 5.4 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date).  At any time on or after October 1, 2016 and prior to December 15, 2018, the Notes may be redeemed at the option of the Company upon notice as described in Section 5.4 of the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium calculated by the Company as of the date of the redemption notice, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date).  In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 15, 2018, upon notice as described in Section 5.4 of the Indenture at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period beginning on December 15 of the years indicated:

Year	Redemption price
2018	109.0%
2019	106.0%
2020	103.0%
2021 and thereafter	100%

(b)                                 In addition to any redemption pursuant to Section 6(a), at any time prior to December 15, 2018, the Company may at its option, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes of the same series) at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) equal to 112.0% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date); provided that at least 50% of the principal amount of Notes (including Additional Notes of the same series) issued under the Indenture remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

(c)                                  If any Note would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, at the end of each tax accrual period ending after the fifth anniversary of the Issue Date, the Company shall redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (as defined below) with respect to such tax accrual period (each such redemption, a “Mandatory Principal Redemption”).  The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption shall be 100% of the principal amount of such portion plus any accrued interest thereon on the date of such redemption.  The “Mandatory Principal Redemption Amount” with respect to a tax accrual period means the portion of each Note required to be redeemed with respect to such tax accrual period so that none of the outstanding Notes is treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided that if there is uncertainty (as determined by the Company in good faith) regarding the determination of the portion so required to be redeemed, such portion shall be set at an amount not less than the amount the Company determines in good faith to be so required, and each such determination by the Company shall be conclusive and binding, and such portion shall constitute the Mandatory Principal Redemption Amount with respect to such tax accrual period, for all purposes under the Indenture (regardless of any subsequent determination that such portion may have exceeded the amount so required to be redeemed).  For the avoidance of doubt, the Mandatory Principal Redemption Amount with respect to a tax accrual period shall represent the same percentage of the principal amount of each outstanding Note with respect to such tax accrual period.

“Applicable Premium” means, with respect to any Series 2015-1 Note on any applicable Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, the greater of:

(1)                                 1.0% of the then outstanding principal amount of the Series 2015-1 Note; and

(2)                                 the excess, if any, of

(a)                                 the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at December 15, 2018 (such redemption price being that described in Section 6(a)) plus (ii) all required interest payments due on the Series 2015-1 Note through December 15, 2018 (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                                 the then outstanding principal amount of the Series 2015-1 Note.

“Treasury Rate” means, as of the date of any applicable redemption notice, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to December 15, 2018, provided, however, that if the then remaining term of the Notes to December 15, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then-remaining term of the Notes to December 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.  The Company will (a) calculate the Treasury Rate on the date of the applicable redemption notice and (b) prior to such redemption date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

7.                                      [Reserved.]

8.                                      Form.  The Series 2015-1 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.                               Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.                               Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12.                               Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
Name:	Arthur P. Bedrosian
Title:	Chief Executive Officer

LANNETT HOLDINGS, INC.

By:	/s/ Arthur P. Bedrosian
Name:	Arthur P. Bedrosian
Title:	Vice President

CODY LABORATORIES, INC.

By:	/s/ Marsha Keefe
Name:	Marsha Keefe
Title:	Secretary

SILARX PHARMACEUTICALS, INC.

By:	/s/ Kevin Balthaser
Name:	Kevin Balthaser
Title:	Treasurer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to First Supplemental Indenture]